Exhibit 99.1 Press Release
Chembio Opens New Business Development Office In West Africa

MEDFORD, N.Y.--(MARKET WIRE)—Oct 6, 2005

Chembio Diagnostics Inc. today announced the opening of a new business development office in West Africa in Abuja, Nigeria as part of its strategy to market HIV tests to countries which are recipients of the President’s Emergency Plan for AIDS Relief (PEPFAR) program. Dr. Joseph Nnorom, MD, MPH, until most recently the Medical Epidemiologist of the CDC’s Global AIDS Program in Nigeria, will head up these operations.

Dr. Nnorom’s twenty years experience in public health as a medical epidemiologist encompasses implementation, monitoring and evaluation of HIV/AIDS/ STI and reproductive health programs. “Joseph’s program management experience in Voluntary Counseling and Testing (VCT), Prevention of Mother to Child Transmission (PMTCT), anti-retroviral therapy (ART) and treatment monitoring of AIDS cases will be an enormous asset to Chembio, helping us with our sales and marketing efforts in Africa. We are delighted to have a local presence in Nigeria,” said Avi Pelossof, Chembio’s VP of Sales, Marketing and Business Development.

“This opportunity will allow me to be used more effectively in the public health arena, a calling close to my heart and to the benefit of all individuals, families and communities confronted with HIV/AIDS” said Dr. Nnorom. With governmental and non-governmental agencies taking a stance to improve treatment in this AIDS ravaged region, Dr. Nnorom will play a vital role in Chembio’s efforts to supply the region with its rapid HIV 1/2 Stat-Pak test. “Dr. Nnorom’s long and illustrious career in public health combined with his leadership roles with the CDC, UNICEF, USAID and the Federal Ministry of Health will provide an impetus to the battle against HIV/AIDS” said Larry Siebert, Chembio’s Chairman and President.

Chembio’s rapid HIV tests include the HIV 1/2 Stat-Pak, HIV 1/2 Stat-Pak Dipstick and the HIV 1/2 Sure Check ™. All three tests are simple, safe, cost-effective and operator-friendly requiring less than five microliters of blood from a fingerstick. The HIV 1/2 Stat-Pak and the Sure Check ™ are currently under review by the FDA.

ABOUT CHEMBIO

Chembio Diagnostics, Inc. (Chembio) possesses expertise in the development and manufacturing of rapid test products for various infectious diseases, including HIV, Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc., the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. Chembio's telephone number is 631-924-1135. Email can be directed to info@chembio.com. Additional information can be found at www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and the demand for the Company's products. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.

Contact:
Maya Wagle, Director of Investor Relations
 mwagle@chembio.com 631-924-1135/ext. 125

Source: Chembio Diagnostics, Inc.